UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 09, 2024

COMSTOCK RESOURCES, INC.

(Exact name of Registrant as Specified in Its Charter)

Nevada	001-03262	94-1667468
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 Town and Country Blvd. Suite 500
Frisco, Texas		75034
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 668-8800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.50 (per share)	CRK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 9, 2024, Comstock Resources, Inc. (the "Company") issued $400.0 million aggregate principal amount of its 6.75% senior notes due 2029 (the "Notes") in a private placement offering pursuant to an Indenture, dated as of April 9, 2024 (the "Indenture"), by and among the Company, certain subsidiaries of the Company named therein and Equiniti Trust Company, LLC, as trustee. The subsidiaries of the Company that are a party to the Indenture agreed to unconditionally guarantee the Company’s obligations under the Indenture and Notes.

The Notes will mature on March 1, 2029 and accrue interest at a rate of 6.75% per annum, payable semi-annually on March 1 and on September 1 of each year, commencing on September 1, 2024.

The Notes are senior unsecured obligations of the Company and rank equally in right of payment with all of the Company’s existing and future senior indebtedness and senior in right of payment to all of the Company’s existing and future subordinated indebtedness. The Notes are effectively subordinated to any of the Company’s existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, including all borrowings under the Company's bank credit facility. The Notes are structurally subordinated to all liabilities of any of the Company’s subsidiaries that do not issue guarantees of the Notes.

The Company may on one or more occasions redeem the Notes, in whole or in part, upon not less than 15 or more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption, if redeemed during the 12-month period beginning on March 1 of the years indicated below:

Year	Redemption Price
2024	103.375%
2025	102.250%
2026	101.125%
2027 and thereafter	100.000%

Upon the occurrence of a Change of Control Triggering Event (as defined in the Indenture), each holder of Notes may require the Company to repurchase all or a portion of the Notes in cash at a price equal to 101% of the aggregate principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, thereon to the date of repurchase.

The Indenture contains covenants that limit, among other things, the Company’s and its restricted subsidiaries’ ability to (1) incur or guarantee additional debt or issue disqualified capital stock, (2) pay dividends or make other distributions on capital stock, (3) repurchase or redeem capital stock, (4) prepay, redeem or repurchase subordinated debt, (5) make certain investments, (6) create liens, (7) enter into transactions with affiliates, (8) sell assets, (9) issue or sell preferred stock of certain subsidiaries, and (10) engage in mergers or consolidations. These covenants are subject to a number of important exceptions or qualifications.

The foregoing descriptions of the Indenture and the Notes are not complete and are qualified in their entirety by reference to the full text of the Indenture, a copy of which is filed herewith as Exhibit 4.1, and is incorporated into this Item 1.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the Notes and the Indenture is hereby incorporated into this Item 2.03 by reference, insofar as it relates to the creation of a direct financial obligation.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Indenture, dated April 9, 2024, by and among the Company, each of the guarantor subsidiaries named therein, and Equiniti Trust Company, LLC for the 6.75% Senior Notes due 2029
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMSTOCK RESOURCES, INC.

Date:	April 9, 2024	By:	/s/ Roland O. Burns
Roland O. Burns President and Chief Financial Officer